CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-60530) pertaining to the Thrift Plan for Employees of S&T Bank of our report dated June 10, 2005, with respect to the financial statements and schedule of the Thrift Plan for Employees of S&T Bank included in this Annual Report (Form 11-K) for the year ended December 31, 2004.

/s/ Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania
June 24, 2005